                                                                                                            Exhibit 10.1
Agreement

This Agreement is made effective as of April, _____, 2005 by and between PC Products Inc., (“PCPI”) a Nevada Corporation which is a wholly owned subsidiary of Com-Guard, Inc. (“CGUD”) and 26Zone, Inc., a California Corporation. CGUD is the Parent Company and as it pertains to law, is a party to this Agreement.

Whereas PCPI has entered into a Production Agreement, a Sales and Marketing Agreement and a Service Agreement with Wintergreen Systems (hereinafter: “Transaction Agreements”) for the Sales, Production and Servicing of Computer Systems; (The Transaction Agreements are attached to this contract and marked as Exhibit A ,(”The Transaction Agreements”),

And whereas 26Zone is a supplier of computer components and other computer equipment;

And whereas the parties have decided to work together in the areas of sourcing, financing and purchasing of computer hardware & software and sales of Computer Systems equipped with CGUD designed security products and technology.

It is therefore agreed upon between the parties as follows:

1.	PCPI agrees to give 26Zone the exclusive right to perform sourcing and purchasing of all the components and software required by PCPI.

2.	In addition, 26Zone will act as a consultant to PCPI in the areas of sourcing, purchasing, sales and marketing of PC related products, including Com-Guard products and licensing.

3.
PCPI will finance the purchase of said components and software by 26Zone on behalf of PCPI, and anticipates that it will continue to provide the financing for the purchase of said components and software as necessary to support the production of the Computer Systems for PCPI, as long as practicable.

4.	PCPI will pay 26Zone for the components and/or software upon ordering it from
26Zone and receipt of an invoice from 26Zone.

5.	26Zone will attempt to provide PCPI, within reason and so long as circumstances allow, with pricing that is below regular distribution (wholesale) prices.

6.
26Zone will deliver all said components purchased on behalf of PCPI to PCPI or to Wintergreen Systems, PCPI’s manufacturing contractor according to the Transaction Agreements, within a reasonable time and according to PCPI’s Purchase Order signed and approved by 26Zone.

7.	26Zone will supply one hundred percent (100%) of the components required for the build of PC’s under PCPI’s Purchase Orders, and under the Transaction Agreements.

8.
As consideration for 26Zone’s services and its role in negotiating and facilitating the signing of the Transaction Agreements, and for the services provided under this Agreement, 26Zone will be entitled to receive the following compensation:

8.1.    15% of Gross Profit from all sales of PC products conducted by PCPI under  the Transaction Agreements; Payment to 26Zone of said fee shall be made no later than ten (10) days following the payment to PCPI for the applicable Computer System.

8.2.    The amount of 1,000,000 shares of CGUD common stock to be earned according to the “Earning of Shares” as described in Exhibit B (Earning of Shares). PCPI will effect an S-8 Registration Statement for the purpose of providing registered S-8 shares to Mr. Moshe Segev as a consultant to the company, in accordance with the time line as described in Exhibit B.

8.3.	Should 26Zone both source the product and perfect the sale of the product, then 26Zone will be entitled to 50% of the Gross Profit, and PCPI will be entitled to 50% of the Gross Profit.

9.
Warranty. This agreement does not include any warranty, right of return or repair service for hardware or software supplied by 26Zone, except for the warranty, services or returns provided by the manufacturer or the relevant distributor from which the product was purchased.

10.
Disclaimer of All Warranties: 26Zone makes no express or implied warranties with respect to the Hardware or Software supplied to PCPI, including but not limited to any warranty with respect to the performance of any hardware or software used in conducting services, or any express or implied warranties concerning the results to be obtained from the services or the results of any recommendation 26Zone may make, including without limitation, any implied warranties concerning the performance, merchantability, suitability, non-infringement or fitness for a particular purpose of any of the deliverables or of any system that may result from the implementation of any recommendation 26Zone may provide. Nothing in this agreement or any other written documentation or any oral communications with customer may alter the terms and conditions of this paragraph. In addition, 26Zone will not be responsible for loss of or damage to data or loss of use because of any hardware or software supplied.

11.
Limitation of Liability: Under no circumstances will 26Zone or its subcontractors be liable for any of the following; 1) third party claims for damages; 2) special, punitive, indirect, incidental or consequential damages of any type, including but not limited to products, hardware or software, being unavailable for use, lost profits or savings or lost or corrupted data or software, or for any damages for personal injury, or death, whether direct, indirect or otherwise, arising out of or in connection with this agreement or the services, or arising out of the results or operation of any system resulting from implementation of any recommended plan or design, even if 26Zone or its subcontractors have been advised of the possibility of the damage, and even if PCPI or the end-user asserts or establishes a failure of essential purpose of any limited remedy provided in this agreement. Under no circumstances will 26Zone be liable to PCPI or its customers for any amount in excess of the fees actually received by 26Zone for the applicable computer components or software. This limitation of liability applies to all types of legal theories, including contract, tort (including negligence), professional liability, product liability, warranty, or anything else. This limit also applies to any 26Zone subcontractor. It is the maximum amount for which 26Zone and its subcontractors are responsible.

12.
Proprietary Rights. PCPI undertakes and agrees to defend at PCPI’s own expense Actions or proceedings brought against 26Zone, and any of 26Zone’s representatives, agents, dealers or customers (each a “Person”) for actual or alleged infringement of any existing United States copyright, industrial design right, trade secret, patent, or other proprietary rights related to the Proprietary Com-Guard software and/or Hardware products. PCPI further agrees to pay and discharge any and all judgments or decrees which may be rendered in any such suit, action or proceeding against any Person.

13.
Confidential Information. Neither party shall disclose, provide or otherwise make available any confidential information concerning the products, operations, methods, processes, data, specifications, or any other confidential, financial or business information which it learns from the other during the course of its performance of this Agreement. Any such information shall be subject to the same degree of security, protection and confidentiality as the receiving party uses to preserve information of a similar nature. No confidentiality obligations will apply to information which the recipient can establish is in the public domain, is previously known to recipient without an obligation of confidentiality, is independently developed, or is obtained from a third party that does not have an obligation to keep the information confidential. Provisions of this confidentiality section shall survive termination or expiration of this Agreement and continue for a period of five (5) years, as to all of information, as such information remains confidential information.

14.    Force Majeure. Neither PCPI nor 26Zone shall be liable to the other for any delay in or failure of performance of their respective obligations hereunder if such performance is rendered impossible or impracticable by reason of fire, explosion, earthquake, drought, embargo, war, riot, act of God or of public enemy, an act of governmental authority, agency or entity, or any other similar contingency, delay, failure or cause, beyond the reasonable control of the party whose performance is affected, irrespective of whether such contingency is specified herein or is presently occurring or anticipated by either party. In the event either party is prevented from fulfilling its obligations under this Agreement because of such a force majeure as described herein, both 26Zone and PCPI shall make every effort to continue to maintain as much as possible the supplier-customer relationship established under this Agreement. However, if PCPI or 26Zone is unable to meet its obligations hereunder because of the conditions described above, then this Agreement shall be extended by such time period as such conditions exist. As an example, if a condition of force majeure exists for 10 weeks, this Agreement shall be extended by ten weeks and all applicable dates in this Agreement shall be extended by ten weeks. No provision of this Section shall be construed to excuse PCPI from payment of amounts owed to 26Zone under this Agreement.

15.    Waiver. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of PCPI and 26Zone.  The waiver by either party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.

16.    Severability. Invalidation of any of the provisions contained herein, or the application of such invalidation thereof to any person, by legislation, judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person, and the same shall remain in full force and effect, unless enforcement as so modified would be unreasonable or grossly inequitable under all the circumstances or would frustrate the purposes hereof.

17.    Indemnification. PCPI shall indemnify and hold 26Zone harmless from and against any and all claims, obligations, liabilities, damages, losses, expenses or other costs (including reasonable attorneys’ fees and disbursements and the costs of investigation) asserted against or suffered by 26Zone and resulting directly or indirectly from any breach of any provision of this Agreement by PCPI or any negligent or willful acts or omissions of PCPI.

18.	Assignment. This Agreement is not assignable without the written consent of the other party.

19.	Entire Agreement. This Agreement and the terms and conditions referenced in any purchase order issued by PCPI and/or invoice issued by 26Zone in connection with this Agreement (to the extent not inconsistent in whole or in part with this Agreement) constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written, between them with respect to such matters. Both parties agree that the terms and conditions of any 26Zone or PCPI quotation, offer, acknowledgment or similar document, however designated, shall not apply.

20.	Counterparts. Section headings contained herein are for ease of reference only and shall not be given substantive effect. This Agreement may be signed in one or more counterparts, each to be effective as an original.

21.
Notices. Any notice required or permitted under this Agreement shall be sufficient if given in writing and delivered personally or by overnight courier service or if mailed, registered or certified mail, postage prepaid, return receipt requested, to the address of such party first set forth above, or at such other address as is specified by a party by like notice.

22.	Arbitration. In the event of a dispute arising under this Agreement, such dispute shall be resolved by binding arbitration through submission of the issue to a member of the American Arbitration Association who is chosen by mutual agreement of the parties. If mutual agreement cannot be reached, then each party shall select an arbitrator, and those arbitrators shall select another arbitrator to act as arbitrator for the dispute. Arbitration shall be held in a mutually agreed upon location; if no location shall be agreed upon then arbitration shall be in the venue where the wronging party resides. Expenses of the Arbitration shall be paid as decided.

23.	Term. The initial term of this Agreement shall be five (5) years from the signing of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

PC Products, Inc.     26Zone, Inc.
(“PCPI”)

By:                                           By:

Name: Dr. Edward W. Savarese        Name: Mr. Moshe Segev

Title:            Title:

 Exhibit A
 (”The Transaction Agreements”)

Exhibit B
 (Earning of Shares)

May 18, 2005 - 250,000 shares
90 days later - 250,000 shares
180 days later - 250,000 shares
270 days later - 250,000 shares